Exhibit 2.5

Dated 20 March 2012

NAUTICLER S.A.

as Borrower

-and-

MARFIN POPULAR BANK

PUBLIC CO LTD

as Lender

FINANCIAL AGREEMENT

relating to a revolving credit facility

of up to $40,000,000

CONTENTS

1	DEFINITIONS	1
2	THE FACILITY	8
3	AVAILABILITY	9
4	NOTICE OF DRAWDOWN	9
5	INTEREST	10
6	INTEREST PERIODS	10
7	SUBSTITUTE BASIS	11
8	PREPAYMENT	12
9	APPLICATION OF PROCEEDS	13
10	REPAYMENT	13
11	EVIDENCE OF DEBT	14
12	PAYMENTS – SET OFF	14
13	CHANGE OF CIRCUMSTANCES	16
14	REPRESENTATIONS AND WARRANTIES	18
15	SECURITIES	21
16	CONDITIONS PRECEDENT	21
17	FINANCIAL UNDERTAKINGS	23
18	GENERAL UNDERTAKINGS	24
19	EVENTS OF DEFAULT	28
20	EXPENSES – INDEMNITY	30
21	STAMP DUTIES	30
22	FEES	30
23	VARIATIONS AND WAIVERS	31
24	PARTIAL INVALIDITY	31
25	TRANSFER AND ASSIGNMENT-CHANGE OF LENDING OFFICE	31
26	LANGUAGE	32
27	NON-IMMUNITY	32
28	NOTICES	33
29	SUPPLEMENTAL	34
30	LAW AND JURISDICTION	35
31	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	36
SCHEDULE 1		38
NOTICE OF DRAWDOWN		38
SCHEDULE 2		39
FORM OF ACKNOWLEDGEMENT		39
SCHEDULE 3		40
INDENTURE EXCERPT		40

THIS AGREEMENT is made on the 20th day of March 2012

BETWEEN

1	NAUTICLER S.A. as Borrower; and

2	MARFIN POPULAR BANK PUBLIC COLTD as Lender.

WHEREAS

This Agreement sets out the terms and conditions on which the Lender has agreed to make available to the Borrower a revolving credit facility of up to Forty million Dollars ($40,000,000) for the purpose of providing the Borrower with working and investment capital on the terms and conditions hereinafter set forth.

IT IS AGREED as follows:

1	DEFINITIONS

1.1	In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement or, if the context may so require, so much thereof as shall for the time being be outstanding and owing to the Lender hereunder or, as the case may be, the principal amount of that portion of each borrowing by the Borrower under this Agreement for which the Borrower selects an Interest Period of a particular duration;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements is based, which are US GAAP and principles and practices adopted by the Holding Guarantor and its Subsidiaries (including without limitation the Borrower) at the date hereof and notified to and accepted by the Lender;

“Applicable Limit” means up to Forty million Dollars ($40,000,000) as it may be reduced in accordance with the provisions of this Agreement;

“Associated Costs” means any additional cost (expressed as a percentage rate per annum) which is necessary to compensate the Lender for the cost of complying with existing or future reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking of monetary control (whether or not having the force of law) from time to time of any central bank or any other relevant fiscal or monetary authority including (without limitation), any requirements of the Bank of Greece and/or Central Bank of Cyprus or any other applicable regulatory authority (as conclusively determined by Lender);

“Auditors” means any first class firm of international accountants to be approved by the Lender;

“Availability Period” means the period commencing from the date of this Agreement and ending on the Final Availability Date;

“Borrower” means Nauticler S.A. a corporation organised and existing under the laws of the Republic of Uruguay, having its registered office at 25 de Mayo No 555/515, Montevideo, Republica Oriental del Uruguay;

“Broken Funding Costs” means any amount that the Lender may certify as necessary to compensate any central bank for any loss (other than Taxes) incurred or to be incurred by them as a consequence of repayment in respect of funds borrowed (or committed to be borrowed) or deposits taken (or committed to be taken) from third parties in connection with the commitment of the Lender in the Facility, or in liquidating or re-employing such funds or deposits for the remaining part of the then current Interest Period;

“Business Day” means a day on which banks and financial centres are open for business in all of Athens and/or Nicosia, New York and London and any other financial centre which the Lender may deem appropriate for the operation of the provisions of this Agreement;

“Corporate Security Party” means collectively those of the Security Parties which are companies or corporations;

“Default” means any Event of Default or an event or circumstance which, with only the giving of any notice, the lapse of time, and/or the satisfaction of any other condition, would constitute an Event of Default;

“Default Rate” means the aggregate of (i) LIBOR, (ii) the Margin, (iii) two point five per cent (2.5%) per annum and (iv)the Associated Costs;

“Dollars” and “$” means the lawful currency of the United States of America;

“Drawdown Date” means the Business Day on which the Borrower has requested an Advance to be made in accordance with Clause 4 or (as the context requires) the date on which such Advance is actually made available;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust agreement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential agreement (including without limitation, title transfer and/or retention arrangements having a similar effect);

“Event of Default” means any of the events listed in Clause 19.1;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto and, in each case, the rules and regulations promulgated by the SEC thereunder;

“Expiration Date” means the Original Expiration Date or any other date as the Lender may agree in writing in accordance with the provisions of Clauses 10.2 and 10.3, provided that if any such day is not a Business Day the Expiration Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the Expiration Date shall be the immediately preceding Business Day;

“Facility” means a revolving credit facility in the amount of up to Forty million Dollars ($40,000,000) to be made available to the Borrower by the Lender in multiple Advances pursuant to the terms of this Agreement or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;

“Final Availability Date” means the date falling one (1) month prior to the Repayment Date or such later date as the Lender may approve in writing;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Security Documents; and

(c)	any other document (whether creating an Encumbrance or not) which is executed at any time by the Borrower, the Holding Guarantor or any other person as security for, or to establish any form of subordination of priority arrangement in relation to any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Statements” means the audited by the Auditors or unaudited annual or semi-annual financial statements, referred to in Clause 17.1.1 comprising in each case of a statement of income, balance sheet, cash flow statement and relative notes;

“Grandall” means Grandall Investment S.A., a corporation organised and existing under the laws of Republic of Panama, having its registered agent’s office at Omega Building, Mezzanine, Samuel Lewis Avenue and 53rd Street, Panama City, Republic of Panama;

“Group” means together, the Holding Guarantor and its Subsidiaries from time to time (including for the avoidance of doubt, the Borrower) and “members of the Group” shall be construed accordingly;

“Holding Guarantee” means the guarantee and indemnity in respect of the Borrower’s obligations under this Agreement and the other Security Documents executed (or as the context may require) to be executed by the Holding Guarantor in favour of the Lender, in form and substance satisfactory to the Lender in its sole discretion, as the same may from time be amended, varied or supplemented;

“Holding Guarantor” means Navios South American Logistics Inc., a corporation incorporated in the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;

“Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrower (whether as principal, surety or otherwise) to the Lender under this Agreement and the other Security Documents;

“Indenture” means the Indenture dated as of 12 April, 2011 issued by the Holding Guarantor, Navios Logistics Finance (US) Inc. and the guarantors party thereto (including the Borrower) for 9  1/4 % Senior Notes due on 2019;

“Indenture Excerpt” means the excerpt from the Indenture set out in Schedule 3;

“Interest Determination Date” means the date of determination of an Interest Rate by the Lender for the relevant Interest Period in accordance with Clause 5.3;

“Interest Payment Date” means the last day of each Interest Period save that in the case of an Interest Period exceeding three (3) months duration the relevant Interest Payment Date shall be each date falling at each successive quarterly intervals following the commencement of such Interest Period and the last day thereof, provided that if any such date is not a Business Day the relevant Interest Payment Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the relevant Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means in relation to each Advance, each period for which an Interest Rate is computed in accordance with the provisions of Clause 6;

“Interest Rate” means for each Advance (save as provided in Clause 7) the rate(s) of interest applicable to that Advance or any part hereof during each Interest Period which is/are conclusively certified by the Lender to the Borrower to be the aggregate of (a) the Margin and (b) LIBOR or the Lender’s cost of funding the relevant Advance for Interest Periods of longer than six (6) months and (c) the Associated Costs;

“Lender” means Marfin Popular Bank Public Co Ltd, a company duly incorporated under the laws of the Republic of Cyprus, having its registered office at 154 Limassol Avenue, 2025 Nicosia, Cyprus and acting in this case through its office at 134 Limassol Avenue, 4th floor, Strovolos, CY2015 Nicosia, Cyprus and includes its successors and assigns;

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period (or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Lender to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market, at the Lender’s request at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;

“Margin” means Three per cent (3.00%) per annum;

“Navios Corporation” means Navios Corporation, a corporation incorporated in the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;

“Nomination Date” means the Business Day, which is two (2) Business Days prior to the commencement of an Interest Period;

“Notice of Drawdown” means each written notice in the form set out in Schedule 1 (or in any other form which the Lender may request);

“Original Expiration Date” means the date falling one (1) year from the Drawdown Date of the Advance first to occur;

“Party” means in relation to any document, a party to that document;

“Permitted Encumbrance” means any Encumbrance created by or pursuant to the Security Documents;

“Pledged Account” means the interest bearing deposit account number 0178 3410 3596 opened or to be opened in the name of the Borrower with the Lender where monies shall be deposited, such account to include any substitute account or revised account or revised designation or number whatsoever and any deposit account linked with such account where monies may be transferred on a “time deposit” basis;

“Pledged Account Charge” means the first priority assignment and charge made or (as the context may require) to be made between the Borrower and the Lender, to secure the due payment of the Indebtedness, assigning pledging and charging any monies from time to time standing to the credit of the Pledged Account in form and substance satisfactory to the Lender in its sole discretion, as the same may from time to time be amended, varied or supplemented;

“Proceeds” means the proceeds paid under the terms of the Security Documents, the proceeds from the enforcement of any of the Security Documents, and following an Event of Default, any moneys to the credit of any account(s) of the Borrower with the Lender;

“Repayment Date” means the Original Expiration Date unless repayment of the Facility is extended in accordance with the provisions of Clauses 10.2 and 10.3, in which cases the Repayment Date shall be the date specified by the Lender in the notice referred to in Clause 10.3, provided that if such day is not a Business Day the relevant Repayment Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the Repayment Date shall be the immediately preceding Business Day;

“SEC” means the U.S. Securities and Exchange Commission;

“Security Documents” means, the Holding Guarantee, the Pledged Account Charge and, where the context so admits, this Agreement and any other agreement or document that may be executed at any time by any Security Party or any other person as security for all or any part of the Indebtedness;

“Security Parties” means collectively the Borrower, the Holding Guarantor and each other party to the Security Documents (other than the Lender) and, in the singular, means any of them;

“Security Period” means the period commencing with the execution of this Agreement and ending on the date on which the Indebtedness is repaid in full to the Lender;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than Fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise; and

“Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (other than taxes on the overall net income of the Banks) and “Tax” and “Taxation” shall be construed accordingly.

1.2	In this Agreement references to the “Lender” shall be construed so as to include its and any subsequent successors, assigns, transferees and sub-participants in accordance with their respective interests.

1.3

In this Agreement references to periods of ‘months’ shall mean a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month in which such period started and (a) if such numerically corresponding day is not a Business Day, such period shall end on the next following Business Day in the same calendar month, or if there is no such Business Day, such period shall end on the preceding Business Day and (b) if there is no numerically corresponding day in the next calendar month then such period shall end on the last Business Day in that calendar month (and ‘month’ and ‘monthly’ shall be construed accordingly).

1.4	In this Agreement unless the context otherwise requires:

1.4.1	clause headings and sub-headings are inserted for convenience only and shall not affect the construction of the Agreement and unless otherwise specified, all references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

1.4.2	words importing the singular shall include the plural and vice versa;

1.4.3	fees (including legal fees), costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

1.4.4	reference to agreements, documents or instruments includes a reference to that agreement, document or instrument as amended, supplemented, substituted, novated or assigned from time to time;

1.4.5	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

1.4.6	a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision;

1.4.7	the words ‘herein’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used;

1.4.8	the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, manager or administrator of or in relation to a company or body corporate or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities.

1.5	This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or their representatives prior to the date of this Agreement.

2	THE FACILITY

2.1	Subject to the terms and conditions of this Agreement (including, without, limitation Clause 2.4), the Lender hereby agrees to make available to the Borrower upon the terms and subject to the conditions of this Agreement the Facility in an amount not exceeding Forty million Dollars ($40,000,000) in multiple Advances in amounts approved by the Lender in its sole and absolute discretion for the purpose of providing the Borrower with working and investment capital, provided however that, unless the Lender otherwise agrees in its sole discretion, the amount of each Advance shall be paid to the credit of the Pledged Account and subject as provided in Clause 2.2 shall remain credited therein throughout the Security Period as security for the Indebtedness.

2.2	The Lender, at the Borrower’s request, may in its sole discretion and subject to the provisions of Clause 2.4 permit the release of monies credited to the Pledged Account, in such amounts as the Lender may approve if the Borrower and/or any other Security Party provides additional and/or substitute Security acceptable to the Lender in its sole discretion on the condition, inter alia, that (i) the Lender shall have received duly executed and if appropriate (registered) documentation supplemental to this Agreement and such additional and/or supplemental Security Documents and legal opinions and other documents in connection therewith as the Lender and its legal advisors may require in their sole and absolute discretion and (ii) the Borrower shall pay to the Lender all fees and expenses relating to such documentation and Security Documents, provided however that in no case shall the amounts to be released from the Pledged Account exceed fifty five per cent (55%) of the market value of the Borrower’s and/or any other Security Party’s assets (valued in accordance with normal banking practice) encumbered in favour of the Lender as security for the Indebtedness at the time of such release.

2.3	In Clause 2.2 “Security” means an Encumbrance over an asset or assets (whether securing the Borrower’s liabilities under this Agreement or a guarantee in respect of those liabilities) or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under this Agreement in form and substance satisfactory to the Lender in its sole discretion.

2.4	The drawdown of the Facility or any part thereof and/or the release of monies credited or to be to the Pledged Account (as the case may be) is strictly subject to the absence, in the Lender’s opinion, of any event(s), development(s) or circumstances(s) (including any material adverse change or the continuation or worsening of existing circumstance(s) or any combination thereof) which in the opinion of the Lender has/have adversely affected or could adversely affect the Lender’s ability to fund the Facility or any part thereof or the international or any relevant domestic loan, debt, bank or capital market(s), at any time during the Security Period. In the event that circumstance(s) and condition(s) in each of the markets referred to above have deteriorated significantly prior to the date of this Agreement or prior to the Borrower’s request for (i) an Advance or (ii) the release of monies credited to the Pledged Account (as the case may be) and the Lender is already affected by them, the Lender shall be entitled, unless there is a significant change or improvement of such circumstance(s) or condition(s), not to permit the drawdown of such Advance or the release of monies credited to the Pledged Account (as the case may be).

2.5	The Borrower hereby undertakes to use the entire proceeds of each Advance only for the purpose stated in the Preamble and Clause 2.1; the Lender shall be entitled (but it shall not be obliged) to monitor the application of such proceeds.

3	AVAILABILITY

Subject as herein provided, each Advance is available to the Borrower for drawing only during the Availability Period. The Facility or any part thereof which remains undrawn at the close of business in Nicosia on the expiration of the Availability Period shall be automatically cancelled.

4	NOTICE OF DRAWDOWN

4.1	The Borrower may make a request for an Advance by sending to the Lender a duly completed Notice of Drawdown subject to the conditions set forth in this Clause 4.

4.2	The drawdown of all Advances shall be subject to the following conditions being complied with to the Lender’s satisfaction:

4.2.1	on the Drawdown Date of an Advance the conditions precedent set out in Clause 16 shall have either been satisfied or shall have been waived by the Lender, and the undertakings in Clause 19 so far as they are relevant on that Drawdown Date have at all times been complied with; and

4.2.2	on the date of a Notice of Drawdown and on the Drawdown Date of the relevant Advance no Default shall have occurred and be continuing or might result from such Advance being paid to the Borrower; and

4.2.3	on the date of a Notice of Drawdown the representations and warranties set out in Clause 14 and the other Security Documents (updated mutatis mutandis to the relevant Drawdown Date) shall be true and correct; and

4.2.4

the Lender shall have received the Notice of Drawdown in respect of the relevant Advance not later than 11.00 a.m. (London time) on the third (3rd ) Business Day prior to the Drawdown Date in respect thereof (or on such earlier Business Day as may be agreed by the Lender) from the Borrower setting out the proposed Drawdown Date.

4.3	A Notice of Drawdown once made shall be irrevocable and the Borrower shall be bound to borrow in accordance with such notice.

4.4	Unless otherwise expressly agreed between the Lender and the Borrower no Advance shall be made if:

(i)	if such Advance has not been specifically approved by the Lender;

(ii)	if by being drawn down in would increase the Facility to a sum in excess of the Applicable Limit prevailing at the relevant time and/or

(iii)	in an amount of less than One million Dollars ($1,000,000) or multiples thereof.

4.5	The Borrower may, at any time during the Availability Period, cancel the Facility or, as the case may be, any part thereof which remains undrawn in whole or in part (but if in part in a minimum of One million Dollars ($1,000,000) and, if more, in integral multiples of One million Dollars ($1,000,000) upon giving the Lender three (3) Business Days’ notice in writing to that effect. Such notice once given shall be irrevocable and upon such cancellation taking effect the Facility shall be reduced accordingly. Notwithstanding any such cancellation pursuant to this Clause 4.5 the Borrower shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clauses 5,7, 12, 13 and 20.

5	INTEREST

5.1	Subject to the terms of this Agreement the Borrower shall pay to the Lender interest in respect of each Advance (or the relevant part thereof) accruing at the Interest Rate for each Interest Period relating thereto in arrears on the last day of each Interest Period, provided that where such Interest Period is of a duration longer than three (3) months, accrued interest in respect of such Advance (or such part thereof) shall be paid every three (3) months during such Interest Period and on the last day of such Interest Period.

5.2	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year or on such basis as the Lender may determine in accordance with market practice.

5.3	Each determination of an Interest Rate hereunder shall be made by the Lender on the Interest Determination Date of the relevant Interest Period and shall be promptly notified by the Lender to the Borrower.

5.4	The Lender’s certificate as to the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrower and the other Security Parties.

6	INTEREST PERIODS

6.1	Subject to Clause 6.2, the Interest Periods applicable to each Advance shall be periods of a duration of (1), two (2), three (3), six (6) or nine (9) months (or such other duration as the Lender and the Borrower may agree) as selected by the Borrower by written notice to be received by the Lender not later than 11.00 a.m. (London time) on the relevant Nomination Date.

6.2	Notwithstanding the provisions of Clause 6.1:

6.2.1	the initial Interest Period in respect of each Advance shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and each subsequent Interest Period for that Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2	if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the Interest Period shall end upon the immediately preceding Business Day;

6.2.3	no Interest Period shall extend beyond the Repayment Date; and

6.2.4	if the Borrower fails to select an Interest Period in accordance with the above, such Interest Period shall be of such duration so as to end on the Repayment Date or of such other duration as the Lender may in its sole discretion select.

7	SUBSTITUTE BASIS

7.1	If the Lender determines (which determination shall be conclusive) that on any Interest Determination Date:

7.1.1	for any reason the Lender is unable to obtain deposits in Dollars in the required amount and for the required period in the London Interbank Market; or

7.1.2	adequate and reasonable means do not or will not exist for the Lender to obtain or ascertain the Interest Rate applicable to the next succeeding Interest Period; or

7.1.3	Dollars will or may not be freely transferable; or

7.1.4	LIBOR would not adequately reflect the Lender’s cost of making, funding or maintaining any Advance or any part thereof for the duration of the Interest Period relating to such Advance,

then, and in any such case the Lender shall give notice of any such event to the Borrower and, in case any of the above occurs on an Interest Determination Date prior to a Drawdown Date the Borrower’s right to borrow the part of the Facility which remains available for borrowing shall be suspended during the continuation of such circumstances.

7.2	If, however, any of the events described in Clause 7.1 occurs on any other Interest Determination Date relative to the Facility or any part thereof, then the duration of the relevant Interest Period shall be up to one (1) week or such other period determined by the Lender in its discretion and during such Interest Period the Interest Rate applicable to the Facility or the relevant part thereof shall be the rate per annum determined by the Lender rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of (a) the Margin, (b) the Associated Costs and (c) the cost (expressed as a percentage rate per annum) to the Lender of funding the amount of the Facility or the relevant part thereof during such Interest Period.

7.3	During such Interest Period the Borrower and the Lender shall negotiate in good faith in order to agree an Interest Rate and Interest Period satisfactory to the Borrower and the Lender to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrower and the Lender are unable to agree on such an Interest Rate and Interest Period by the day which is two (2) Business Days before the end of the Interest Period referred to above, the Borrower shall repay the Facility together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement but without any prepayment fee, on the last day of such Interest Period.

8	PREPAYMENT

8.1	In case that any assets of the Borrower and/or any other Security Party encumbered in favour of the Lender as security for the Indebtedness are sold, or become a total loss or are refinanced, then (unless otherwise agreed between the Lender and the Borrower) an amount equal to the net proceeds of such sales or total loss or refinancing shall be applied against mandatory prepayment of the Facility in an amount equal to the amount of such net proceeds or such lesser amount as may be agreed between the Lender and the Borrower and the Lender shall be entitled to reduce the Applicable Limit by the amount so prepaid.

8.2	On giving not less than fifteen (15) days’ prior written notice to the Lender the Borrower may prepay all or any part of the Facility (but if in part the amount to be prepaid shall be One million Dollars ($1,000,000) or a multiple thereof) at the end of the then current Interest Period in respect thereof, with no penalty unless otherwise expressly provided herein. The Borrower shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Facility and if it fails to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Lender has to repay the amount prepaid or the Lender incurs any penalty or loss then the Borrower shall indemnify the Lender forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

8.3	Any prepayment of the Facility made or deemed to be made under this Agreement shall be made together with accrued interest and any other amount payable in accordance with Clauses 12 and/or 20 and/or 21 and such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any Broken Funding Costs incurred or to be incurred by them as a result of such prepayment.

8.4	Any notice of prepayment given by the Borrower under this Agreement shall be irrevocable and the Borrower shall be bound to prepay in accordance with each such notice.

8.5	The Borrower may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.

8.6	Subject to other provisions of this Agreement (including, without limitation, Clauses 7.3, 8.1, 10.1, 10.2, 10.3, 13.1 and 19) any prepayment made under this Agreement and applied against the Facility or any part thereof may, with the prior written consent of the Lender and in such amounts as the Lender may approve in its sole discretion, be reborrowed hereunder.

9	APPLICATION OF PROCEEDS

9.1	Subject as hereinafter provided, Proceeds received by the Lender shall, notwithstanding anything to the contrary whether express or implied in any of the Security Documents, be applied as follows:

9.1.1	firstly, in or towards reimbursing the Lender in respect of all losses, costs, charges, fees (including without limitation all the legal fees) including interest thereon that it has incurred in connection with the exercise of its powers under the Security Documents;

9.1.2	secondly, in or towards payment to the Lender of any interest owning in respect of the Facility or any part thereof;

9.1.3	thirdly, in or towards payment to the Lender payment of principal in respect of the Facility;

9.1.4	fourthly, in or towards payment of all other amounts which may be owing to the Lender under this Agreement and any of the other Security Documents, including but not limited to Broken Funding Costs;

9.1.5	fifthly, once the Indebtedness has been repaid to the Lender, to the full satisfaction to the Lender, then any balances shall be paid to the Borrower.

9.2	If any Proceeds recovered by the Lender have to be repaid by the Lender on the ground of unfair or fraudulent preference or on any other ground, the Lender shall have the same rights hereunder and/or under the other Security Documents against the Borrower as if such amounts had never been applied in payment of the Indebtedness.

10	REPAYMENT

10.1	Subject as hereinafter provided, the Facility shall be repaid by the Borrower to the Lender in one amount in Dollars on the Original Expiration Date or in the case of any extension or renewal of the Facility pursuant to Clause 10.2 the last Business Day of the period specified in the Lender’s notice referred to in Clause 10.3 whereupon the Facility shall be cancelled and no further Advances shall be drawn down.

10.2	The Borrower may request in writing an extension of the repayment of the Facility for further periods of up to twelve (12) months each, PROVIDED THAT such request must be addressed to the Lender at least twenty (20) Business Days prior to the Original Expiration Date or (in case the Facility has already been extended pursuant to the terms of this Clause 10.2 and Clause 10.3) twenty (20) Business Days prior to the relevant Expiration Date specified in the Lender’s notice referred to in Clause 10.3.

10.3	The Lender may (in its sole and absolute discretion) by a notice in writing to the Borrower consent to the request of the Borrower referred to in Clause 10.2 and agree to the extension of the repayment of the Facility for one or more further periods of up to twelve (12) months each, PROVIDED HOWEVER THAT the Lender may in its sole discretion, upon giving it consent to such extension adjust the Applicable Limit as it may deem appropriate. If the Lender does not give such consent as aforesaid, all outstanding amounts of the Facility shall be repayable in accordance with Clause 10.1.

11	EVIDENCE OF DEBT

The Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent and owing in respect of the Facility hereunder and in any legal action or proceedings arising out of or in connection with this Agreement and/or the Security Documents the entries made in such accounts shall be conclusive evidence (absent manifest error) of the existence and the amounts of the liabilities of the Borrower hereunder and/or thereunder.

12	PAYMENTS – SET OFF

12.1	All amounts payable under this Agreement and/or the other Finance Documents by the Borrower, including amounts payable under this Clause 12, shall be paid in full to the Lender without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes or any charges or otherwise present or future. In the event that the Borrower is required by law to make any such deduction or withholding from any payment hereunder, then the Borrower shall forthwith pay to the Lender such additional amount as will result in the immediate receipt by the Lender of the full amount which would have been received hereunder had no such deduction or withholding been made and the Borrower shall immediately forward to the Lender official receipts of the relevant taxation or other authority or other evidence acceptable to the Lender of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrower to pay such additional amount as is referred to in this Clause 12.1 then the Indebtedness shall be repayable by the Borrower to the Lender on demand. Nothing in this Clause 12.1 shall interfere with the right of Lender to arrange its respective tax affairs in whatever manner they think fit.

12.2	All payments under this Agreement and/or the other Finance Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 11.00 a.m. (London time) on the date upon which the relevant payment is due to the Lender may from time to time nominate by written notice to the Borrower.

12.3

In the event of a failure by the Borrower to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or the other Finance Documents and irrespective of any notice by the Lender or any other person to the Borrower in respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such failure up to the date of actual payment (as well after as before judgment) at the Default Rate for such period as the Lender may select at or about 11.00 a.m. (London time) on the Business

Day immediately following that on which the Lender becomes aware of the failure and, for so long as the failure continues, at such rate as shall be recalculated on the same basis thereafter.

12.4	Any interest which shall have accrued under Clause 12.3 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or such other date or dates as the Lender may specify by written notice to the Borrower.

12.5	Without prejudice to the foregoing and irrespective of any notice by the Lender or any other person to the Borrower in respect of the Borrower’s failure to make any payment when due, the Borrower shall indemnify the Lender against any damages, losses or expenses (including losses incurred in paying overdraft interest or in liquidating or employing deposits from third parties acquired to make, fund or maintain the the Facility or any part thereof) which the Lender may sustain or incur as a consequence of the failure by the Borrower to pay any amount when due and payable under this Agreement and/or the other Finance Documents and/or as a consequence of the occurrence of any Event of Default.

12.6	The Borrower undertakes to indemnify the Lender against any loss incurred by the Lender as a result of any judgment or order being given or made for the payment of any amount due under this Agreement and/or the Finance Documents and such judgment or order being expressed in a currency other than that in which the payment was due or payable under this Agreement and/or the other Finance Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

12.7	Any prepayment or repayment of principal made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid or repaid, be made together with accrued interest thereon and such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any damages or losses, as the case may be, incurred or to be incurred by the Lender in connection with such prepayment or repayment (including but not limited to losses on account of funds borrowed in order to make, fund or maintain the Facility or any part thereof prepaid or repaid).

12.8	If the Borrower gives a Notice of Drawdown pursuant to Clause 4 and the Lender makes arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund the Facility or any part thereof and the Borrower is not permitted or otherwise fails to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrower shall indemnify the Lender against any damages, losses or expenses which the Lender may incur (either directly or indirectly) as a consequence of the failure by the Borrower to borrow in accordance with such Notice of Drawdown.

12.9	Clause 5.2 and 5.3 shall apply to the calculation and determination of interest on amounts in default.

12.10	The Lender may following the occurrence of an Event of Default which is continuing:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower and/or any other Security Party at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower and/or any other Security Party to the Lender under this Agreement and/or any of the other Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower or any other Security Party;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

12.11	The rights of the Lender under this Clause 12 shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

13	CHANGE OF CIRCUMSTANCES

13.1	If:

13.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof (of which the Lender at the date of execution of this Agreement is not aware):

(a)	subjects the Lender and/or any holding company thereof to any Tax with respect to payments of principal or interest in connection with the Facility or any part thereof or any other amount payable hereunder (other than Tax assessed, levied or collected on the overall net income of the Lender ); or

(b)	changes the basis of Taxation of payments to the Lender and/or any holding company thereof of principal or interest in connection with the Facility or any part thereof or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of the Lender ); or

(c)	imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by, any office of the Lender; or

(d)	imposes on the Lender any other condition affecting this Agreement, the Facility or any part thereof or its funding; or

13.1.2	the Lender complies with any request, law, regulation including any which relates to capital adequacy or liquidity control or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement (including without limitation, those resulting from the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel ll”) or any other law or regulation which implements Basel II) or directive from any applicable fiscal or monetary authority (whether or not having the force of law), and as a result of any of the foregoing either directly or indirectly:

(a)	the cost to the Lender of making, funding or maintaining the Facility or any part thereof is increased; or

(b)	the amount of principal, interest or other amount payable to the Lender or the effective return to the Lender hereunder is reduced; or

(c)	the Lender makes any payment or losses any interest or other return calculated by reference to the gross amount of any sum receivable by it from the Borrower hereunder,

then and in each such case upon demand from time to time the Borrower shall pay to the Lender such amount as shall compensate the Lender for such increased cost, reduction, payment or lost interest or other return. If the Lender is entitled to make a claim pursuant to this Clause 13 the Lender shall notify the Borrower of the event by reason of which it is so entitled. The Lender shall submit to the Borrower a certificate setting out details of the event, giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

13.2

If any amount payable by the Borrower or by any other Security Party hereunder and/or under the other Finance Documents whether in respect of principal, interest or otherwise or the Lender by reason of its receiving such amount is or becomes subject at any time to Taxation in any one or more of the United Kingdom, the Republic of Greece, the Republic of Cyprus, the Republic of Uruguay, the Republic of the Marshall Islands or any other relevant jurisdiction, the Borrower will indemnify the Lender in respect of such Tax liability so that the Lender receives or retains a net sum equal to the amount it would have received or retained had there been no such Tax liability but if the Lender shall be or becomes entitled to any Tax credit or relief in respect of any such Tax liability or deduction and if the Lender in its sole determination actually receives (and is entitled to retain) a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrower after such benefit is effectively received by the Lender (which shall be conclusively certified by the Lender) as shall ensure that the net amount actually retained by the Lender is equal to the amount which would have been retained if there had been no such liability or deduction. In addition the Borrower shall indemnify the Lender against any liability for Taxes in any one or more of the United Kingdom, the Republic of Cyprus, the Republic of Uruguay, the Marshall Islands or any other imposed on the Lender or on any agent, branch, employee, representative or representative office of the Lender by virtue of the negotiation, preparation or execution of this Agreement and/or the other Finance Documents, the performance of any duty or discharge of any liability hereunder and/or under the other Finance Documents or the receipt of any payment hereunder and/or under the other Finance Documents. Nothing in this Clause 13.2 shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit.

13.3	Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lender to make, fund or maintain the Facility or any part thereof, the Lender may, by written notice thereof to the Borrower declare that the Lender’s duty to provide the Borrower with the Facility or any part thereof shall be terminated forthwith whereupon the Borrower will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facility together with all interest accrued thereon and all fees and other amounts payable to the Lender hereunder (including, but not limited to, Broken Funding Costs). The Lender’s duties and liabilities hereunder in respect of the Facility shall be cancelled on the giving of such notice. In any such event, but without prejudice to the aforesaid liability of the Borrower to prepay the Facility, the Borrower and the Lender shall negotiate in good faith with a view to agreeing the terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources, or otherwise restructuring the Facility on a basis which is not unlawful. If the said terms are not agreed within thirty (30) days then the negotiations shall forthwith terminate.

14	REPRESENTATIONS AND WARRANTIES

14.1	The Borrower hereby represents and warrants to the Lender that the following matters are true at the time of this Agreement and warrant that they shall remain true throughout the Security Period:

14.1.1	Each Corporate Security Party is a corporation duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

14.1.2	the Borrower has the power to borrow hereunder and to enter into this Agreement and each Security Party has the power to enter into the other Security Documents to which it is a party and to perform and discharge its respective duties and liabilities hereunder and thereunder and each Security Party has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and such other Finance Documents to which it is a party and the borrowings to be made hereunder;

14.1.3	the execution, delivery and performance of this Agreement and the other Finance Documents, to which the Borrower and each other Security Party is a party, will not violate or exceed the powers granted to the Borrower and each other Security Party by, or any provision of, any law or regulation in any jurisdiction to which the Borrower or any other Security Party is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which the Borrower or any other Security Party is subject, the articles of incorporation and by-laws (if any) or other constitutional documents of such Corporate Security Party or any mortgage, deed, contract or agreement to which the Borrower is a party and which is binding upon the Borrower or any Security Party or the assets of the Borrower or any other Security Party, and will not cause any Encumbrance to arise over or attach to all or any part of its revenues or assets nor require the Borrower or any other Security Party to create any such Encumbrance other than any Permitted Encumbrance;

14.1.4	all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange approvals) in any jurisdiction to which the Borrower and each other Security Party is subject required to enable the Borrower to borrow hereunder and to enable the Borrower and each other Security Party lawfully to enter into and perform and discharge its respective duties and liabilities under this Agreement and the other Finance Documents, to ensure that the duties and liabilities of the Borrower and each other Security Party hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the terms of the other Finance Documents respectively and to make this Agreement and the other Finance Documents admissible in evidence in such aforesaid jurisdictions, have been obtained or made and are in full force and effect;

14.1.5	this Agreement and each of the other Finance Documents, to which the Borrower and each other Security Party is a party, constitute the legal, valid, binding and unconditional duties and liabilities of the Borrower or of each Security Party as is party thereto enforceable against the Borrower and such Security Party in accordance with the terms thereof save as provided by any bankruptcy, insolvency or similar laws of general application;

14.1.6	no Security Party and no other member of the Group has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness to which it is a party or by which it may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by any Security Party under any such agreement;

14.1.7

no litigation or administrative proceedings before or of any court, arbitration tribunal or governmental authority are pending or, to the knowledge of the Borrower, are threatened against any Security Party or its assets which might have a material adverse effect on the business, assets or financial condition of any Security Party or any other member of the Group or any Security Party’s ability to perform and discharge its respective duties and liabilities hereunder and under the other Finance Documents to which it is a party;

14.1.8	the information provided to the Lender in relation to this transaction is true and correct in all material respects and does not omit any information necessary to make any of the information so provided not misleading;

14.1.9	it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Finance Documents that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax;

14.1.10	the selection of English law to govern this Agreement is a valid and binding selection and the submission to the jurisdiction of the High Court of Justice in London, England or the Courts of Greece or the Courts of the Republic of Cyprus (as the case may be) is a valid and binding submission;

14.1.11	no Security Party is entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Agreement and the other Finance Documents to which it is a party or in connection with the enforcement of any judgment or order arising from such proceedings;

14.1.12	no Taxes are imposed by withholding or otherwise on any payment to be made by the Borrower or any other Security Party under this Agreement or any other Finance Document or any other document or agreement to be executed or delivered pursuant hereto or thereto; and

14.1.13	no Security Party has incurred or agreed to incur any indebtedness save under the Indenture, this Agreement or as otherwise permitted by this Agreement and the Indenture and disclosed by the Holding Guarantor from time to time in its public filings.

14.2	The Borrower further in addition represents, warrants and confirms to the Lender that:

14.2.1	It enters into this Agreement for its own account and receives the Facility or any part thereof for its sole benefit;

14.2.2	it will promptly inform the Lender if it is not, or ceases to be, such beneficiary and will then set down in writing the name(s) and the address(es) of the relevant beneficiary;

14.2.3	the giving of the Holding Guarantee is to the commercial benefit of the Holding Guarantor in that the Holding Guarantor belongs to the same group of companies as the Borrower and has a financial interest in the Facility being extended to the Borrower and by giving the Holding Guarantee, the Holding Guarantor furthers its own business interests within the scope of its constitutional documents;

14.2.4	the Financial Statements provided by the Borrower, the Holding Guarantor and/or the other members of the Group to the Lender in accordance with Clause 17.1.1 are complete and correct and present fairly the position of the Borrower, the Holding Guarantor and the other members of the Group and the results of the operations of the Borrower, the Holding Guarantor and the other members of the Group therein stated ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the Borrower, the Holding Guarantor and the other members of the group therein stated at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial condition of the business, assets or operation of the Borrower, the Holding Guarantor and the other members of the Group taken as a whole;

14.2.5	the Borrower is a wholly owned direct Subsidiary of the Holding Guarantor and the Holding Guarantor is a direct Subsidiary of Navios Corporation (since no less than 63.80% of all the issued voting share capital of the Holding Guarantor is held by Navios Corporation) and the balance of such share capital is held by Grandall.

14.3	The representations and warranties of the Borrower set out in Clause 14.1 and 14.2 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and on each Interest Payment Date with respect to the facts and circumstances existing at each such time as if made at such time.

15	SECURITIES

The Borrower hereby agrees that the Security Documents shall secure with first priority the due payment of the Indebtedness.

16	CONDITIONS PRECEDENT

16.1	Notwithstanding the provisions of Clauses 3 and 4, the agreement of the Lender to permit the drawdown of any Advance is subject to the condition that the Lender shall have received the following documents or evidence in form and substance satisfactory to the Lender and its legal advisers on or prior to the Drawdown Date of that Advance :

16.1.1	the originals or certified copies of such corporate documents and powers of attorney and articles of incorporation or similar constitutional documents of the Borrower, the Holding Guarantor and their shareholders as the Lender may consider necessary and appropriate in its discretion, authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of the Borrower and the Holding Guarantor this Agreement, each Notice of Drawdown (as in the form of Schedule 1 hereof), the acknowledgement (as in the form of Schedule 2 hereof) and the other Security Documents as is a party thereto;

16.1.2	specimen signatures, duly authenticated, of the person or persons referred to in Clause 16.1.1;

16.1.3	certificates or other evidence satisfactory to the Lender in its sole discretion of the existence and good standing of each Security Party, dated not more than fifteen (15) days before the date of the Agreement;

16.1.4	the Holding Guarantee duly executed by the Holding Guarantor in favour of the Lender;

16.1.5	the Pledged Account Charge duly executed by the Borrower;

16.1.6	evidence that the Pledged Account has been duly opened with the Lender and that all mandate forms, signature cards and authorities have been duly delivered and that such account is free of all liens or charges other than the liens and charges in favour of the Lender referred to herein;

16.1.7	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Lender or its legal advisers may require) required to be taken by the Borrower and each other Security Party with respect to this Agreement and the other Security Documents relating to the drawdown of the Facility or any part thereof;

16.1.8	review by the Lender of the Group’s Financial Statements;

16.1.9	the opinion letters from Marshall Islands and Uruguayan legal counsels appointed by the Lender in relation to this Agreement and the Security Documents in form and substance satisfactory to the Lender;

16.1.10	a letter from HFW Nominees Ltd. to the Lender confirming acceptance of their appointment as agents for service of process in accordance with Clause 30.4;

16.1.11	a letter from Mrs. Vasiliki Papaefthymiou to the Lender confirming acceptance of her appointment as agent for service of process in Greece under Clause 30.5;

16.1.12	payment to the Lender of an amount of Ten thousand Euros (€10,000) plus value added tax thereon in respect of legal fees of the Greek and English legal advisors of the Lender;

16.1.13	such documents or evidence relating to the verification of identity and knowledge of the Lender’s customers and compliance with all necessary “know your customer” and money laundering requirements as the Lender may require;

16.1.14	payment to the Lender of the fees referred to in Clause 22; and

16.1.15	such further documents and evidence as the Lender may hereafter request.

PROVIDED HOWEVER THAT the Lender, may allow any Advance to be drawn down, notwithstanding that all conditions specified in this Clause 16 have not been fulfilled and in this event the Borrower hereby covenants to fulfil and procure the fulfilment of such conditions within five (5) Business days after the Drawdown Date of that Advance or at such other time specified by the Lender and the drawn down of that Advance shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clause 16.

17	FINANCIAL UNDERTAKINGS

17.1	The Borrower undertakes with the Lender to comply with the following provisions of this Clause 17 at all relevant times during the Security Period, except as the Lender may otherwise permit:

17.1.1	to supply the Lender with (a) two (2) copies of the annual consolidated audited Financial Statements of the Holding Guarantors, the Borrower and the other members of the Group as soon as available but in any event not later than one hundred and eighty (180) days after the end of the relevant financial year starting with the 2011 Financial Statements, (b) the interim unaudited Financial Statements of the Holding Guarantor, the Borrower and the other members of the Group as soon as available but in any event not later than ninety (90) days after the end of the relevant semi-annual period starting with 2011 Financial Statements and (c) such other information with regard to the business, properties or condition, financial or otherwise, the Holding Guarantor, the Borrower and the other members of the Group as the Lender may from time to time reasonably request;

17.1.2	to procure that the Financial Statements to be delivered from time to time in accordance with Clause 17.1.1 shall be prepared in accordance with the Applicable Accounting Principles;

17.1.3	to provide to the Lender:

(i)	within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports on SEC Form 6-K (or any successor form) in respect of the Holding Guarantor containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and a management’s discussion and analysis of financial condition and results of operations (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(i)	within 150 days after the end of each fiscal year of the Holding Guarantor, an annual report on SEC Form 20-F (or any successor form) in respect of the Holding Guarantor containing the information required to be contained therein for such fiscal year;

(iii)	at or prior to such times as would be required to be filed or furnished to the SEC if the Holding Guarantor was then a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information the Holding Guarantor would have been required to file pursuant thereto; and

(iv)	a copy of all such information and reports referred to in clauses (1) to (3) (inclusive) of Section 4.17(a) of the Indenture within the time periods specified therein (unless the SEC shall not accept such a filing) and, upon the Lender’s request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Provided that, in relation to sub-Clauses 17.1.3 (i), (ii) and (iii) above, to the extent the Holding Guarantor ceases to qualify as a “foreign private issuer” within the meaning of the Exchange Act, whether or not the Holding Guarantor is then subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower shall procure the delivery to the Lender, so long as any Notes (as defined in the Indenture) are outstanding, within sixty (60) days of the respective dates on which the Holding Guarantor would be required to file such documents with the SEC if it was required to file such documents under the Exchange Act, all reports and other information that would be required to be filed with (or furnished to) the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

17.1.4	deliver to the Lender simultaneously with delivering the same under the Indenture, a copy of the compliance certificate to be issued and delivered in accordance with Section 4.06 of the Indenture.

18	GENERAL UNDERTAKINGS

18.1	The Borrower hereby undertakes with the Lender that throughout the Security Period the Borrower shall (and shall ensure that, where appropriate, each other Security Party and each other member of the Group shall) comply with the following provisions of this Clause 18, except as the Lender may, otherwise permit:

18.1.1	to maintain the corporate existence of the Borrower, each other Corporate Security Party and each other member of the Group under the laws of the country of its incorporation and comply with all relevant legislation applicable to it;

18.1.2	to execute and procure the execution of any further document required by the Lender in order to perfect or complete the security created by the Security Documents;

18.1.3	to promptly notify the Lender in writing of any Default and of the steps (if any) which are being taken to nullify or mitigate its effect and of any occurrence of which it becomes aware which might adversely affect the ability of the Borrower or of any other Security Party to perform and discharge its respective duties and liabilities under this Agreement and/or the other Finance Documents;

18.1.4	not to and ensure and procure that no other Security Party shall dissolve, merge into or consolidate with any other company or partnership and ensure and procure that (save as disclosed to the Lender in writing) no change in the management of the Borrower and/or the Holding Guarantor shall be effected;

18.1.5	not to amend and ensure and procure that none of the Finance Documents shall be amended, modified, varied or supplemented or terminated and not to agree any amendment, modification, variation or supplement or cancellation of any of the Finance Documents;

18.1.6	not to and ensure and procure that no member of the Group shall engage in any business or activity, apart from activities permitted by this Agreement and the other Finance Documents;

18.1.7	to ensure that at all times the claims of the Lender against the Borrower and each other Security Party under this Agreement and/or the other Security Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

18.1.8	to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the other Finance Documents under any applicable law or regulation to enable the Borrower and each other Security Party to perform and discharge its respective duties and liabilities hereunder and thereunder and promptly supply the Lender with copies thereof;

18.1.9	to deliver to the Lender translations into English (certified by an authorised translator) of any documents which have to be delivered to the Lender under the terms of this Agreement or the other Security Documents, the originals of which are not in the English language;

18.1.10	from time to time on request by the Lender deliver to it a certificate signed by a director or officer of the Borrower confirming that, save as may be notified in detail in such certificate, no Default has occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Lender may from time to time reasonably require;

18.1.11	to pay and ensure and procure that each member of the Group shall pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceeding and adequate reserves have been set aside for their payment if such proceedings fail, and ensure and procure that all relevant tax returns of the Borrower and each other member of the Group shall be properly and timely filed;

18.1.12	not, and ensure and procure that no other Security Party will without prior notice to the Lender, amend its articles and memorandum of association or by-laws or other constitutional documents in a manner contrary to the provisions of Clause 18.1.20 or in a manner which would materially affect the rights of the Lender under this Agreement and/or any Security Document;

18.1.13	not to and ensure and procure that no Security Party (other than the Holding Guarantor) shall issue any further shares or alter any rights attaching to its issued shares in existence at the date of this Agreement;

18.1.14	not to and ensure and procure that no other Security Party (other than the Holding Guarantor) shall create or permit to subsist any Encumbrance over all or any of the present or future assets of the Borrower and such other Security Party (other than any Permitted Encumbrance);

18.1.15	not to and ensure and procure that no other Security Party (other than the Holding Guarantor) shall declare or pay any dividends or make any distributions to its shareholders in any form whatsoever without the Lender’s prior written consent (which consent shall not be unreasonably withheld);

18.1.16	save as provided in the Indenture not to and ensure and procure that no Security Party (other than the Holding Guarantor) shall make any advances, grant any credit (save in the routine course of their day to day business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligations of any person, firm or company;

18.1.17	not to and ensure and procure no other Security Party (other than the Holding Guarantor) shall sell, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not) the whole or any substantial part of their assets or rights whether present or future without the Lender’s prior written consent (which consent shall not be unreasonably withheld);

18.1.18	not to and ensure and procure that no other Security Party (other than the Holding Guarantor) shall borrow any money or permit any such borrowing to continue or incur any indebtedness whatsoever other than the Facility or other than by way of subordinated shareholders’ loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers’ credit terms) or any equipment, lease or contract hire agreement other than in the ordinary course of business provided however that the Holding Guarantor may borrow money or permit any such borrowing to continue or incur indebtedness in accordance with the terms of the Indenture;

18.1.19	to send (or procure that it is sent) to the Lender as soon as the same is instituted (or, to the knowledge of the Borrower threatened), details of any litigation, arbitration or administrative proceedings against or involving the Borrower the other Security Parties and/or the other members of the Group (or any of them) which is likely to have a material adverse effect on the Borrower, the other Security Parties and/or the other members of the Group (or any of them);

18.1.20	to remain and to ensure that each other Security Party (other than the Holding Guarantor) shall remain a wholly owned Subsidiary of the Holding Guarantor and to ensure that no “Change of Control” (as defined in the Indenture) shall occur and that the “Permitted Holder” as defined in the Indenture shall hold no less than 20% of the issued share capital of the Holding Guarantor.

18.1.21	to ensure compliance with all of the obligations undertaken by the Holding Guarantor for itself and on behalf of each relevant member of the Group under the Indenture which are set out in the Indenture Excerpt and the Borrower further agrees:

(i)	any terms defined in the Indenture shall have those meanings when used in the Indenture Excerpt;

(ii)	no waiver or variation of any term of the Indenture by any person shall waive or vary the Borrower’s obligations hereunder to comply with the obligations in the Indenture Excerpt, except with the consent of the Lender;

(iii)	the Borrower shall continue to be bound by its, or as the case may be, the Holding Guarantor’s obligations as set out in the Indenture Excerpt following a Covenant Defeasance (as defined in the Indenture) or a Legal Defeasance (as defined in the Indenture) or other termination or cancellation of the Indenture; and

(iv)	the Borrower will not, and will procure that the Holding Guarantor will not, vary any term of the Indenture without the prior written consent of the Lender.

18.2	The Borrower shall throughout the Security Period duly observe and perform all of the covenants, obligations and conditions which are required to be observed and performed on its part under this Agreement and each of the other Security Documents to which it is a party.

18.3	Notwithstanding anything in this Agreement (i) any terms, transactions or events permitted by the Indenture Excerpt and (ii) save as otherwise expressly provided in this Agreement, any other terms or transactions or events permitted by the Indenture shall be deemed to be permitted by this Agreement.

19	EVENTS OF DEFAULT

19.1	Each of the following events shall constitute an Event of Default (whether such event shall occur or come about voluntarily or involuntarily or by operation of law or regulation or pursuant to, or in compliance with any judgment, decree or order of any court or other authority):

19.1.1	the Borrower shall fail to pay when due any amount (whether in respect of principal, interest or otherwise) under this Agreement or any of the other Finance Documents to which it is a party on the due date;

19.1.2	any representation, warranty or statement made by the Borrower (other than the Lender) in this Agreement or in the other Finance Documents or any certificate, statement or opinion delivered or made hereunder or under the other Security Documents or in connection herewith or with the other Finance Documents shall be incorrect or inaccurate when made;

19.1.3	the Borrower shall fail duly and punctually to perform or observe any other term of this Agreement or the other Security Documents to which the is a party and such failure, if capable of remedy, and if the Borrower shall have forthwith taken steps to remedy such failure, shall continue for fourteen (14) days after the Lender shall have given to the Borrower notice of such failure;

19.1.4	any other indebtedness of the Borrower shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable, prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof;

19.1.5	the Borrower shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of its undertakings or assets or proceedings are commenced by or against it under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation;

19.1.6	the Borrower shall cease or threaten to cease to carry on the whole or a substantial part of its business;

19.1.7	there is a considerable deterioration or other material adverse change in the financial position of the Borrower which in the reasonable opinion of the Lender is likely to affect the ability of the Borrower to pay all amounts due from time to time under this Agreement and/or the other Finance Documents;

19.1.8	any governmental or other consent, licence or authority required to make this Agreement and/or the other Finance Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrower, to perform their/its duties and discharge its liabilities hereunder or under the other Security Documents is withdrawn or ceases to be in full force and effect unless the Borrower procures that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Lender within fifteen (15) days of the said withdrawal or cessation;

19.1.9	the Borrower shall transfer or dispose of all or a substantial part of its assets whether by one or a series of transactions, related or not;

19.1.10	any distress or execution is levied or enforced against a material (in the reasonable opinion of the Lender) part of the property and assets of the Borrower such distress or execution is not withdrawn within ten (10) Business Days;

19.1.11	the Borrower shall stop payment of, or shall admit inability to pay its debts as they fall due, or shall enter into any composition or other arrangement with their/its creditors generally or shall declare a general moratium on the payment of the indebtedness;

19.1.12	any of the above events occurs, mutatis mutandis, in connection with any other Security Party provided however that in the case of the Holding Guarantor, the indebtedness referred to in clause 19.1.4, shall be in excess of Five million Dollars ($5,000,000);

19.1.13	the Finance Documents or any of them shall be varied, amended or supplemented (without the Lender’s prior written consent) cease, in whole or in part, to be valid, binding and enforceable;

19.1.14	any Encumbrance other than a Permitted Encumbrance is imposed on the shares or any assets of the Borrower or any other Security Party (other than the Holding Guarantor) or any shares of the Borrower or any such other Security Party are sold or transferred without the Lender’s prior written consent;

19.1.15	there shall occur a “Change of Control” (as defined in the Indenture) or the “Permitted Holder” (as defined in the Indenture) owns less than 20% of the issued share capital of the Holding Guarantor; or

19.1.16	there shall occur a default (howsoever therein described) under the Indenture.

19.2	Upon the occurrence of an Event of Default and at any time thereafter, the Lender by written notice to the Borrower:

19.2.1	declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) immediately due and payable whereupon the Indebtedness (or the part of the Indebtedness (as the case may be) referred to in the Lender’s notice) shall immediately become due and payable without any further demand or notice of any kind; and/or

19.2.2	declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Lender shall be under no further obligation to the Borrower under or pursuant to this Agreement.

The Lender may take any other action, exercise any other right or pursue any other remedy conferred upon the Lender by this Agreement and/or the other Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

20	EXPENSES – INDEMNITY

20.1	The Borrower shall reimburse the Lender on demand for all reasonable charges and expenses incurred by the Lender in connection with the preparation, negotiation and conclusion of this Agreement and the other Finance Documents (including, but not limited to, all costs and expenses of the Lender in connection with any assignment, transfer and sub-participation of their rights under this Agreement and the other Finance Documents) including fees and expenses of legal advisers and value added tax thereon and reasonable out-of-pocket expenses.

20.2	The Borrower shall reimburse the Lender on demand for all charges and expenses (including legal fees and expenses and value added tax thereon) incurred by the Lender in or in connection with its exercise and powers under this Agreement and the other Finance Documents (including but not limited to the fees and charges of auditors and legal counsel instructed by the Lender) and with the actual, attempted or purported enforcement of, or preservation of rights under, this Agreement or the other Finance Documents.

20.3	The Borrower hereby undertakes and agrees to indemnify the Lender, upon the Lender’s first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses, premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to effect or maintain the Facility or any part thereof.

21	STAMP DUTIES

The Borrower shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature, which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the other Finance Documents. The Borrower shall indemnify the Lender against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrower to pay any such taxes.

22	FEES

The Borrower shall pay to the Lender: (a) a management fee (the “Management Fee”) of one per cent (1%) of the amount of the Facility on the Drawdown Date of the Advance first to occur and at annual intervals thereafter and (b) a commitment fee (the “Commitment Fee”) of one per cent (1%) per annum on the from time to time available, undrawn and uncancelled amount of the Facility, such Commitment Fee shall accrue from day to day for a period starting on the Drawdown Date of the Advance first to occur and ending on the Final Availability Date, shall be calculated upon the exact number of days which have lapsed on the basis of a year consisting of three hundred sixty (360) days and shall be payable quarterly in arrears and on the Final Availability Date.

23	VARIATIONS AND WAIVERS

No failure to exercise and no delay on the part of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or future exercise thereof or the exercise of any other right or power. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

24	PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute, rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect nor impair the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the law of any other jurisdiction.

25	TRANSFER AND ASSIGNMENT-CHANGE OF LENDING OFFICE

25.1	The Borrower may not transfer, novate or assign any of its rights, liabilities or obligations under this Agreement or any Finance Document.

25.2	The Lender may assign or transfer (at the Lender’s cost) all or any of the rights and interests which it has under or by virtue of this Agreement and/or any Finance Documents to any other bank (including, without limitation, the Central Bank of Cyprus, the Bank of Greece or any other central bank) or other financial institution. The Lender shall notify the Borrower of any such assignment or transfer as soon as practicable thereafter.

25.3	In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee or, as the case may be, transferee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of the Borrower and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	The Lender may disclose to a potential assignee or sub-participant or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement any information which the Lender has received in relation to the Borrower, any other Security Party or their affairs under or in connection with any Finance Document.

25.6	The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

a)	the date on which the Borrower receives the notice; and

b)	the date, if any, specified in the notices as the date on which the change will come into effect.

25.7	If the Lender assigns or transfers all or any part of its rights, powers duties and liabilities hereunder pursuant to Clause 25.2 the Borrower undertakes immediately on being requested to do so by the Lender and at the cost of the Lender to enter into and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the relevant assignee or transferee of the Lender all or the relevant part of the Lender’s interest in the Finance Documents and all relevant references in this Agreement and the other Finance Documents to the Lender shall thereafter be construed as a reference to the Lender and/or its assignee or transferee (as the case may be) to the extent of their respective interests.

26	LANGUAGE

Each document, instrument, certificate or statement referred to herein or to be delivered hereunder by the Borrower shall, if not in the English language, be accompanied by an English translation thereof certified by a certified translator at Borrower’s cost, which translation shall prevail in the case of conflict with the non-English version.

27	NON-IMMUNITY

27.1	The Borrower does not have any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of Uruguay, or the United Kingdom or the Republic of Greece or the Republic of Cyprus or any other jurisdiction.

27.2	The exercise by the Borrower of its rights and performance and discharge of their duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

27.3	To the extent that the Borrower may in any jurisdiction, in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the other Finance Documents, claim for itself or its assets immunity from suit, judgment, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to itself or its assets any such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives any such immunity to the full extent permitted by the laws of such jurisdiction.

28	NOTICES

28.1	Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	A notice shall be sent:

(a) to the Borrower:	c/o Navios Corporation
85 Akti Miaouli
185 38 Piraeus
Greece
Fax No: +30 210 45 31 984

(b) to the Lender:	Marfin Popular Bank Public Co Ltd
International Corporate Banking Unit
134 Limassol Avenue
4th Floor Strovolos
CY2015, Nicosia
Cyprus
Fax No: + 35 722363900

with a copy to:	Marfin Popular Bank Public Co Ltd
Greek Branch, trade name “Marfin Egnatia Bank”
24B Kifissias Avenue
151 25 Maroussi
Attiki, Greece
Fax No: +30 210 6896358

or to such other address as the relevant party may notify the Lender or the Borrower

28.3	Subject to Clauses 28.1 and 28.2:

28.3.1	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

28.3.2	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	However, if under Clause 28.3 a notice would be deemed to be served:

28.4.1	on a day which is not a Business Day in the place of receipt; or

28.4.2	on such a Business day, but after 10 a.m. local time or 12 p.m. London time;

28.4.3	the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Business Day.

28.5	Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

28.6	A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

28.7	Any notice under or in connection with this Agreement or any other Finance Document shall be in English.

28.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	The rights and remedies which the Finance Documents give to the Lender are:

29.1.1	cumulative;

29.1.2	may be exercised as often as appears expedient; and

29.1.3	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Security Document.

29.3	A Finance Document may be executed in any number of counterparts.

29.4	No term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

29.5	The Lender may perform all or any of its functions under this Agreement and the other Finance Documents through any office or branch which it may from time to time select and notify the Borrower and through any kind of agent or sub-agent and, in particular, by power of attorney or otherwise delegate the exercise of any of its powers and discretions under and in connection with this Agreement and the other Finance Documents to any person on such terms (as to duration, sub-delegation, remuneration, execution and otherwise) as it may consider appropriate.

30	LAW AND JURISDICTION

30.1	This Agreement and any non-contractual obligations connected with it shall in all respects be governed by, and construed in accordance with, English law.

30.2	Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement and any non-contractual obligations connected with it.

30.3	Clause 30.2 is for the exclusive benefit of the Lender, which reserves the right:

30.3.1	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

30.3.2	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement and any non-contractual obligations connected with it.

30.4	The Borrower irrevocably appoints HFW Nominees Ltd., presently at Marlow House, Lloyds Avenue, London EC3N 3AL, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement and any non-contractual obligations connected with it and the other Finance Documents.

30.5	The Borrower irrevocably designates and appoints Mrs. Vasiliki Papaefthymiou, an attorney-at-law with offices at 85 Akti Miaouli, Piraeus, Greece as agent for the service of process in Greece (“antiklitos”) and agrees to consider any legal process or any demand or notice made served on behalf of the Lender on the said agent as being made to the Borrower. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement.

30.6	The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

30.7	Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.8	In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

31	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.

32	COUNTERPARTS

This Agreement may be entered into in the form of two (2) counterparts, each executed by one of the parties, and provided all parties shall so execute this Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

EXECUTION PAGE

THE BORROWER

SIGNED	)
by /s/ ANGELIKI FRANGOU	)
and	)
by /s/ GEORGE ACHNIOTIS	)
for and on behalf of	)
NAUTICLER S.A.	)
in the presence of:	)

THE LENDER

SIGNED	)
by	)
and by	) /s/ MARIOS THEOD. VASSILIOU
for and on behalf of	) /s/ CHRISTOFOROS KITTENIS
MARFIN POPULAR BANK PUBLIC CO LTD	)
in the presence of: /s/ ANDREAS ROSSIDES	)